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                                                                   EXHIBIT 10.11

                             AMENDED AND RESTATED
                              OPERATING AGREEMENT
                                      FOR
                              MED ENCLOSURES, LLC
                       A NEVADA LIMITED LIABILITY COMPANY

     This Amended and Restated Operating Agreement (this "Agreement") is made as of April 24, 2000 by and between CPC OF AMERICA, INC., a Nevada corporation ("CPC"), and GENE MYERS ENTERPRISES, INC., a Florida corporation (collectively referred to as the "Members" or individually as a "Member").

     A. The Members had previously entered into that certain Operating Agreement dated November 22, 1999 (the "Operating Agreement") for Med Enclosures, LLC, a Nevada limited liability company (the "Company").

     B. The Members now desire to amend and restate the Operating Agreement pursuant to the terms of this Agreement and to adopt this Agreement as the operating agreement for the Company under the Nevada Limited Liability Company Act (the "Act").

     NOW, THEREFORE, the Members by this Agreement set forth the operating agreement for the Company upon the terms and subject to the conditions of this Agreement.

                                   ARTICLE I
                            ORGANIZATIONAL MATTERS

     1.1 Name. The name of the Company shall be "Med Enclosures, LLC." The Company may conduct business under that name or any other name approved by the Members.

     1.2 Term. The term of the Company shall commence as of the date of the filing of the Certificate and, unless sooner terminated under Section 9.1, shall terminate on December 31, 2023.

     1.3 Office and Agent. The Company shall continuously maintain an office and registered agent in the State of Nevada as required by the Act. The principal office of the Company shall be at 1133 Fourth Street, Suite 200, Sarasota, Florida 34236 or such location as the Members may determine. The registered agent shall be as stated in the Articles or as otherwise determined by the Members.

     1.4 Business of the Company. The principal purpose of the Company is to manufacture, market and develop puncture closing devices and procedures for arterial closures, including the patented procedure known as the "Myers Solution," as well as such other activities directly related to the foregoing business as may be necessary, advisable or appropriate, in the reasonable opinion of the Managing Member to further the foregoing business.
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                                  ARTICLE II
                             CAPITAL CONTRIBUTIONS

     2.1 Capital Contributions. Each Member shall make an initial contribution to the capital of the Company shown opposite the Member's name on Exhibit A attached hereto. No Member shall be required to make any additional contributions to the capital of the Company. Additional contributions to the capital of the Company shall be made only with the unanimous consent of the Members. If additional contributions to the capital of the Company are required by such unanimous consent, the Members shall have the right, but shall not be obligated, to make additional contributions to the Company's capital, if they wish to do so, to preserve the level of their Membership Interests (as defined in Section 2.2). Immediately following any such additional capital contributions, the Membership Interests shall be adjusted by the Manager to reflect the new relative proportions of the Capital Accounts (as defined in Section 2.2) of the Members. Except as provided in this Agreement, no Member may withdraw his or her capital contribution.

     2.2 Capital Accounts. The Company shall establish an individual capital account ("Capital Account") for each Member. The Company shall determine and maintain each Capital Account in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv). Each Member shall have a membership interest ("Membership Interest") in the Company, which shall consist of a Member's entire interest in the Company, including the Member's economic interest and the Member's right to vote and participate in the management. A Member's Membership Interest shall be determined by dividing the total dollar amount of the Member's Capital Account by the total dollar amount of all Capital Accounts of all Members. Upon a valid transfer of a Member's Membership Interest in accordance with Article VI, such Member's Capital Account shall carry over to the new owner.

     2.3 Other Classes of Interests. The Company is authorized to issue additional classes of Membership Interests upon such terms and conditions as the Manager may from time to time determine.

     2.4 No Interest. The Company shall not pay any interest on capital contributions.

                                  ARTICLE III
                                    MEMBERS

     3.1 Admission of Additional Members. Additional Members may be admitted with the consent of the Members holding a majority of the Membership Interests, provided that such terms shall not give the additional Member greater rights than the existing Members have unless such rights are also extended to the existing Members on the same terms as such rights are offered to the additional Members. Additional Members will participate in the "Net Profits", "Net Losses" (as such terms are defined in Section 5.1), and distributions of the Company on such terms as are determined by the Members. Exhibit A shall be amended upon the admission of an additional Member to set forth such Member's name and capital contribution.

     3.2 Withdrawals or Resignations. Any Member who is under an obligation to render services to the Company may withdraw or resign as a Member at any time upon 90 days prior written notice to the Company, without prejudice to the rights, if any, of the Company or the other Members under any contract to which the withdrawing Member is a party. In the event of

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such withdrawal, such Member's Membership Interest shall be terminated, such
Member shall thereafter only have the rights of a transferee as described in
Section 6.3 and such Membership Interest shall be subject to purchase and sale as provided in Section 7.2. No other Member may withdraw, retire or resign from the Company.

     3.3 Payments to Members. Except as specified in this Agreement or pursuant to a transaction permitted by Section 4.9, no Member or person or entity controlled by, controlling or under common control with the Member (each such person or entity is defined as an "Affiliate"), is entitled to remuneration for services rendered or goods provided to the Company. However, the Company shall reimburse the Members and their Affiliates for organizational expenses (including, without limitation, legal and accounting fees and costs) incurred to form the Company, prepare the Articles and this Agreement and, as approved by the Manager, for the reasonable and actual out-of-pocket expenses incurred on behalf of the Company.

                                  ARTICLE IV
                     MANAGEMENT AND CONTROL OF THE COMPANY

     4.1  Management of the Company by the Manager.

          A. Exclusive Management by the Manager. The business, property and affairs of the Company shall be managed exclusively by the Manager. Except for situations in which the approval of the Members is expressly required by the Certificate or this Agreement, the Manager shall have full, complete and exclusive authority, power, and discretion to manage and control the business, property and affairs of the Company, to make all decisions regarding those matters and to perform any and all other acts customary or incident to the management of the Company's business, property and affairs.

          B. Election of the Initial Manager. CPC is hereby designated as the initial Manager.

          C. Agency Authority of the Manager. The Manager is authorized to endorse checks, drafts, and other evidences of indebtedness made payable to the order of the Company and to sign contracts and obligations on behalf of the Company.

     4.2  Election of the Manager.

          A. Number, Term, and Qualifications. The Company shall have one Manager. Unless CPC (or any successor Manager) resigns or is removed, the Manager shall hold office until a successor shall have been elected and qualified. Subject to Section 4.5, the Manager shall be elected by the affirmative vote or written consent of Members holding a majority of the Membership Interests.

          B. Resignation. The Manager may resign at any time by giving written notice to the Members without prejudice to the rights, if any, of the Company under any contract to which the Manager is a party. The resignation of the Manager shall take effect upon receipt of that notice or at such later time as shall be specified in the notice; and, unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective. The resignation of the Manager who is also a Member shall not affect the Manager's rights as a Member and shall not constitute a withdrawal of a Member.

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          C.   Removal.  The Manager may be removed at any time, with or without cause, by the affirmative vote of the Members holding a majority of the Membership Interests at a meeting called expressly for that purpose, or by the written consent of the Members holding a majority of the Membership Interests. Any removal shall be without prejudice to the rights, if any, of the Manager under any employment contract and, if the Manager is also a Member, shall not affect the Manager's rights as a Member or constitute a withdrawal of a Member.

          D. Vacancies. Any vacancy occurring for any reason in the position of Manager may be filled by the affirmative vote or written consent of Members holding a majority of the Membership Interests.

     4.3 Powers of the Manager. Without limiting the generality of Section 4.1A, but subject to Section 4.4 and to the express limitations set forth elsewhere in this Agreement, the Manager shall have all necessary powers to manage and carry out the purposes, business, property, and affairs of the Company, including, without limitation, the power to exercise on behalf and in the name of the Company all of the powers described in Section 86-281 of the Act.

     4.4 Limitations on Power of the Manager. Notwithstanding any other provision of this Agreement, the Manager shall not have authority to cause the Company to engage in the following transactions without first obtaining the approval of the Members holding a majority of the Membership Interests.

          (i) The sale, exchange or other disposition of all, or substantially all, of the Company's assets occurring as part of a single transaction or plan, or in multiple transactions over a twelve (12) month period, except in the orderly liquidation and winding up of the business of the Company upon its duly authorized dissolution.

          (ii) The merger of the Company with another limited liability company or corporation, general partnership, limited partnership or other entity.

          (iii) An alteration of the authorized businesses of the Company as set forth in Section 1.4.

          (iv) Any act which would make it impossible to carry on the ordinary business of the Company.

          (v)    The confession of a judgment against the Company.

          (vi) Any other transaction described in this Agreement as requiring the approval, consent or vote of the Members holding a majority of the Membership Interests.

     4.5 Salaries. No Member or Manager may receive a salary unless the Members holding a majority of the membership Interests agree to such salary. Otherwise, all payments or distributions shall be made to Members in accordance with their Percentage Interests.

     4.6 Member Approval. No annual or regular meetings of the Members are required to be held. However, if such meetings are held, such meetings shall be noticed, held and conducted pursuant to the Act. In any instance in which the approval of the Members is required under this Agreement, such approval may be obtained in any manner permitted by the Act. Unless

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otherwise provided in this Agreement, approval of the Members shall mean the approval of Members holding a majority of the Membership Interests.

     4.7 Devotion of Time. Each Member shall devote whatever time or effort as he or she deems appropriate for the furtherance of the Company's business.

     4.8  Competing Activities; Confidentiality.

          A. Competing Activities. Until the occurrence of a Dissolution Event (as defined in Section 7.1), neither the Members nor their Affiliates may engage, participate or invest in any activity that might be in direct or indirect competition with the Company, except as expressly provided herein.

     Nothing in this Agreement shall in any way prevent or limit the Members from engaging in any commercial activity following a Dissolution Event that competes with the business of another Member or with the business of the Company. Further, nothing in this Agreement shall in any way prevent or limit Former Members (as defined in Section 7.1) from engaging in any commercial activity that competes with the business of another Member or with the business of the Company.

          B. Confidentiality. Prior to a Dissolution Event, each Member agrees not to disclose or provide any Confidential Information to any third party without the consent of the Manager and each Member agrees to take all necessary measures to prevent any such disclosure by their respective officers, directors, managers, employees, agents or representatives. For purposes of this Agreement, the term "Confidential Information" shall refer to the terms of this Agreement and all information which is directly or indirectly disclosed by one Member to another during the negotiation or performance of this Agreement, regardless of the form in which it is disclosed, relating in any way to any Member's markets, customers, products, patents, inventions, proprietary information, procedures, processes, methods, designs, strategies, know-how, plans, assets, liabilities, costs, expenses, revenues, profits, organization, officers, directors, employees, representatives, agents or business in general. Any information which a party considers or treats as confidential or is obligated to treat as confidential will be deemed Confidential Information.

     4.9 Transactions between the Company and the Members. Notwithstanding that it may constitute a conflict of interest, the Members and their Affiliates may engage in any transaction with the Company so long as such transaction is not expressly prohibited by this Agreement and so long as the terms and conditions of such transaction, on an overall basis, are fair and reasonable to the Company and are at least as favorable to the Company as those that are generally available from persons capable of similarly performing them or if Members holding a majority of the Membership Interests having no interest in such transaction (other than their interests as Members) approve the transaction in writing after full disclosure.

                                   ARTICLE V
          ALLOCATIONS OF NET PROFITS AND NET LOSSES AND DISTRIBUTIONS

     5.1 Definitions. When used in this Agreement, the following terms shall have the meanings set forth below:

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          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, the provisions of succeeding law, and to the extent applicable, the Treasury Regulations.

          "Company Minimum Gain" shall have the meaning ascribed to the term "Partnership Minimum Gain" in the Treasury Regulations Section 1.704-2(d).

          "Member Nonrecourse Debt" shall have the meaning ascribed to the term "Partner Nonrecourse Debt" in Treasury Regulations Section 1.704-2(b)(4).

          "Member Nonrecourse Deduction" shall mean items of Company loss, deduction, or Code Section 705(a)(2)(B) expenditures which are attributable to Member Nonrecourse Debt.

          "Net Profit" and "Net Loss" shall mean the income, gain, loss, deductions, and credits of the Company in the aggregate or separately stated, as appropriate, determined in accordance with the method of accounting at the close of each fiscal year employed on the Company's information tax return filed for federal income tax purposes.

          "Nonrecourse Liability" shall have the meaning set forth in Treasury Regulations Section 1.752-1(a)(2).

          "Treasury Regulations" shall mean the final or temporary regulations that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code, and any successor regulations.

     5.2  Allocations of Net Profit and Net Loss.

          A. Net Loss. Net Loss shall be allocated to the Members in proportion to their Membership Interest. Notwithstanding the previous sentence, loss allocations to a Member shall be made only to the extent that such loss allocations will not create a deficit Capital Account balance for that Member in excess of an amount, if any, equal to such Member's share of Company Minimum Gain that would be realized on a foreclosure of the Company's property. Any loss not allocated to a Member because of the foregoing provision shall be allocated to the other Members (to the extent the other Members are not limited in respect of the allocation of losses under this Section 5.2A). Any loss reallocated under this Section 5.2A shall be taken into account in computing subsequent allocations of income and losses pursuant to this Article V, so that the net amount of any item so allocated and the income and losses allocated to each Member pursuant to this Article V, to the extent possible, shall be equal to the net amount that would have been allocated to each such Member pursuant to this
Article V if no reallocation of losses had occurred under this Section 5.2A. Notwithstanding any other provision of this Agreement, Local Partner shall not be responsible for funding any portion, proration or allocation of any operating loss incurred by the Company beyond or exceeding its initial capital contribution.

          B. Net Profit. Net Profit shall be allocated to the Members in proportion to their Membership Interests.

     5.3  Special Allocations.  Notwithstanding Section 5.2.

          A. Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any fiscal year, each Member shall be specially allocated items of

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Company income and gain for such fiscal year (and, if necessary, in subsequent fiscal years) in an amount equal to the portion of such Member's share of the net decrease in Company Minimum Gain that is allocable to the disposition of Company property subject to a Nonrecourse Liability, which share of such net decrease shall be determined in accordance with Treasury Regulations Section 1.704-2(g)(2). Allocations pursuant to this Section 5.3A shall be made in proportion to the amounts required to be allocated to each Member under this
Section 5.3A. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 5.3A is intended to comply with the minimum gain chargeback requirement contained in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

          B. Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt. If there is a net decrease in Company Minimum Gain attributable to a Member Nonrecourse Debt, during any fiscal year, each member who has a share of the Company Minimum Gain attributable to such Member Nonrecourse Debt (which share shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(5)) shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, in subsequent fiscal years) in an amount equal to that portion of such Member's share of the net decrease in Company Minimum Gain attributable to such Member Nonrecourse Debt that is allocable to the disposition of Company property subject to such Member Nonrecourse Debt (which share of such net decrease shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(5)). Allocations pursuant to this Section 5.3B shall be made in proportion to the amounts required to be allocated to each Member under this Section 5.3B. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(4). This Section 5.3B is intended to comply with the minimum gain chargeback requirement contained in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

          C. Nonrecourse Deductions. Any nonrecourse deductions (as defined in Treasury Regulations Section 1.704-2(b)(1) for any fiscal year or other period shall be specifically allocated to the Members in proportion to their Membership Interests.

          D. Member Nonrecourse Deductions. Those items of Company loss, deduction, or Code Section 705(a)(2)(B) expenditures which are attributable to Member Nonrecourse Debt for any fiscal year or other period shall be specifically allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such items are attributable in accordance with Treasury Regulations Section 1.704-2(i).

          E. Qualified Income Offset. If a Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations
Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), or any other event creates a deficit balance in such Member's Capital Account in excess of such Member's share of Company Minimum Gain, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such excess deficit balance as quickly as possible. Any special allocations of items of income and gain pursuant to this Section 5.3E shall be taken into account in computing subsequent allocations of income and gain pursuant to this Article V so that the net amount of any item so allocated and the income, gain, and losses allocated to each Member pursuant to this Section 5.3E to the extent possible, shall be equal to the net amount that would

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have been allocated to each such Member pursuant to the provisions of this
Article V if such unexpected adjustments, allocations, or distributions had not occurred.

     5.4 Code Section 704(c) Allocations. Notwithstanding any other provisions in this Article V, in accordance with Code Section 704(c) and the Treasury Regulations promulgated thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value on the date of contribution. Allocations pursuant to this Section 5.4 are solely for purposes of federal, state and local taxes. As such, they shall not affect or in any way be taken into account in computing a Member's Capital Account or share of profits, losses, or other items of distributions pursuant to any provision of this Agreement.

     5.5 Distribution of Assets by the Company. Subject to applicable law and any limitations contained elsewhere in this Agreement, Members holding a majority of the Membership Interests may elect from time to time to cause the Company to make distributions. Distributions shall be first to the Members in proportion to their unreturned capital contributions until each Member has recovered his or her capital contributions, and then to the Members in proportion to their Membership Interests.

                                  ARTICLE VI
                     TRANSFER AND ASSIGNMENT OF INTERESTS

     6.1 Transfer and Assignment of Interests. No Member shall be entitled to transfer, assign, convey, sell, encumber or in any way alienate all or any part of his or her Membership Interest (collectively, "transfer") except with the prior approval of the Manager, which approval may be given or withheld in the manager's sole discretion.

     6.2 Substitution of Members. A transferee of a Membership Interest shall have the right to become a substitute Member only if (i) consent of the remaining Members is given in accordance with Section 6.1, (ii) such person executes an instrument satisfactory to the remaining Members agreeing to all of the provisions of this Agreement, and (iii) such person pays any reasonable expenses in connection with his or her admission as a new Member. The admission of a substitute Member shall not release the Member who assigned the Membership Interest from any liability that such Member may have to the Company.

     6.3 Transfers in Violation of this Agreement and Transfers of Partial Membership Interests. Upon a transfer in violation of this Article VI, the transferee shall have no right to vote or participate in the management of the Company or to exercise any rights of a Member. Such transferee shall only be entitled to receive the share of the Company's Net Profits, Net Losses and distributions of the Company's assets to which the transferor would otherwise be entitled. Notwithstanding the immediately preceding sentences, if, in the determination of the remaining Member, a transfer in violation of this Article VI would cause the termination of the Company under the Code, in the sole discretion of the remaining Member, the transfer shall be null and void.

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                                  ARTICLE VII
                    CONSEQUENCES OF DISSOLUTION EVENTS AND
                      TERMINATION OF MEMBERSHIP INTEREST

     7.1 Dissolution Event. Upon the occurrence of the death, withdrawal, resignation, retirement, insanity, bankruptcy or dissolution of any Member or the termination of this Agreement pursuant to Section 1.2 ("Dissolution Event"), the Company shall dissolve unless the remaining Members ("Remaining Members") holding all of the remaining Membership Interests consent within ninety (90) days of the Dissolution Event to the continuation of the business of the Company. If the Remaining Members so consent, the Company and/or the Remaining Members shall have the right to purchase, and if such right is exercised, the Members (or his or her legal representative) whose actions or conduct resulted in the Dissolution Event ("Former Member") shall sell, the Former Member's Membership Interest ("Former Member's Interest") as provided in this Article VII.

     7.2 Withdrawal. Notwithstanding Section 7.1, upon the withdrawal by a Member in accordance with Section 3.2 such Member shall be treated as a Former Member, and, unless the Company dissolves as a result of such withdrawal, the Company and/or the Remaining Members shall have the right to purchase, and if such right is exercised, the Former Member shall sell, the Former Member's Interest as provided in this Article VII.

     7.3 Purchase Price. The purchase price for the Former's Member's Interest shall be the fair market value of the Former Member's Interest as determined by an independent appraiser jointly selected by the Former Member and by the Remaining Members. The Company and the Former Member shall each pay one-half of the cost of the appraisal. Notwithstanding the foregoing, if the Dissolution Event results from a breach of this Agreement by the Former Member, the purchase price shall be reduced by an amount equal to the damages suffered by the Company or the Remaining Members as a result of such breach.

     7.4 Notice of Intent to Purchase. Within thirty (30) days after the fair market value of the Former Member's Interest has been determined in accordance with Section 7.3, each Remaining Member shall notify the Members in writing of his or her desire to purchase a portion of the Former Member's Interest. The failure of any Remaining Member to submit a notice within the applicable period shall constitute an election on the part of the Member not to purchase any of the Former Member's Interest. Each Remaining Member so electing to purchase shall be entitled to purchase a portion of the Former Member's Interest in the same proportion that the Membership Interest of the Remaining Member bears to the aggregate of the Membership Interests of all of the Remaining Members electing to purchase the Former Member's Interest.

     7.5 Election to Purchase Less Than All of the Former Member's Interest. If any Remaining Member elects to purchase none or less than all of his or her pro rata share of the Former Member's Interest, then the Remaining Members may elect to purchase more than their pro rata share. If the Remaining Members fail to purchase the entire interest of the Former Member, the Company may purchase any remaining share of the Former Member's Interest. Any purchase of a Former Member's Interest must be the entire interest.

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     7.6  Payment of Purchase Price.  The Company or the Remaining Members, as
the case may be, shall pay at the closing one-fifth (1/5) of the purchase price and the balance of the purchase price shall be paid in four equal annual principal installments, plus accrued interest, and be payable each year on the anniversary date of the closing. The unpaid principal balance shall accrue interest at the current applicable federal rate as provided in the Code for the month in which the initial payment is made, but the Company and the Remaining Members shall have the right to prepay in full or in part at any time without penalty. The obligation of each purchasing Remaining Member, and the Company, as applicable, to pay its portion of the balance due shall be evidenced by a separate promissory note executed by the respective purchasing Remaining Member or the Company, as applicable. Each such promissory note shall be in an original principal amount equal to the portion owed by the respective purchasing Remaining Member and shall be secured by a pledge of that portion of the Former Member's Interest purchased by such Remaining Member.

     7.7 Closing of Purchase of Former Member's Interest. The closing for the sale of a Former Member's Interest pursuant to this Article VII shall be held at 10:00 a.m. at the principal office of Company no later than sixty (60) days after the determination of the purchase price, except that if the closing date falls on a Saturday, Sunday, or Federal legal holiday, then the closing shall be held on the next succeeding business day. At the closing, the Former Member shall deliver to the Company or the Remaining Members an instrument of transfer (containing warranties of title and no encumbrances) conveying the Former Member's Interest. The Former Member, the Company and the Remaining members shall do all things and execute and deliver all papers as may be reasonably necessary fully to consummate such sale and purchase in accordance with the terms and provisions of this Agreement.

                                 ARTICLE VIII
                   ACCOUNTING, RECORDS, REPORTING BY MEMBERS

     8.1 Books and Records. The books and records of the Company shall be kept in accordance with generally accepted accounting principles, consistently applied. The Company shall also obtain an audit (at the Company's expense) of its annual financial statements by an independent certified public accountant. The Company shall maintain at its principal office in Florida all of the following:

          A. A current list of the full name and last known business or residence address of each Member, together with the capital contributions, capital account and Membership Interest of each Member;

          B. A copy of the Articles and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Articles or any amendments thereto have been executed;

          C. Copies of the Company's federal, state and local income tax or information returns and reports, if any, for the six (6) most recent taxable years;

          D. A copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

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          E.   Copies of the financial statements of the Company, if any, for the six (6) most recent fiscal years; and

          F. The Company's books and records as they relate to the internal affairs of the Company for at least the current and past four (4) fiscal years.

     8.2 Reports. The Company shall cause to be filed, in accordance with the Act, all reports and documents required to be filed with any governmental agency. The Company shall cause to be prepared at least annually information concerning the Company's operations necessary for the completion of the Members' federal and state income tax returns. The Company shall send or cause to be sent to each member within ninety (90) days after the end of each taxable year (i) such information as is necessary to complete the Members' federal and state income tax or information returns and (ii) a copy of the Company's federal, state, and local income tax or information returns for the year.

     8.3 Bank Accounts. The Members shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other person. Any Member, acting alone, is authorized to endorse checks, drafts, and other evidences of indebtedness made payable to the order of the Company, but only for the purpose of deposit into the Company's accounts. All checks, drafts, and other instruments obligating the Company to pay money shall be signed by CPC (or any successor Manager), except as otherwise provided in
Section 4.1A above.

     8.4 Tax Matters for the Company. CPC is designated as "Tax Matters Partner" (as defined in Code Section 6231), to represent the Company (at the Company's expense) in connection with all examination of the Company's affairs by tax authorities and to expend Company funds for professional services and costs associated therewith.

                                  ARTICLE IX
                          DISSOLUTION AND WINDING UP

     9.1 Conditions of Dissolution. The Company shall dissolve upon the occurrence of any of the following events:

          A. Upon the happening of any event of dissolution specified in the Articles;

          B.   Upon the unanimous vote of Members;

          C. The occurrence of a Dissolution Event and the failure of the Remaining Members to consent in accordance with Section 7.1 to continue the business of the Company within ninety (90) days after the occurrence of such event; or

          D. The sale of all or substantially all of the assets of the Company.

     9.2 Winding Up. Upon the dissolution of the Company, the Company's assets shall be disposed of and its affairs wound up. The Company shall give written notice of the commencement of the dissolution to all of its known creditors.

     9.3 Order of Payment of Liabilities Upon Dissolution. After determining that all the known debts and liabilities of the Company have been paid or adequately provided for, the remaining assets shall be distributed to the Members in accordance with their positive Capital Account balances, after taking into account income and loss allocations for the Company's taxable year during which liquidation occurs; provided, however, that after distributions are made which reduce the positive Capital Account balances of the Members to zero, all additional distributions shall be made to the Members in accordance with their Membership Interests.

     9.4 Limitations on Payments Made in Dissolution. Except as otherwise specifically provided in this Agreement, each Member shall be entitled to look only to the assets of the Company for the return of his or her positive Capital Account balance and shall have no recourse for his or her Capital Contribution and/or share of Net Profits against any other Member except as provided in
Article X.

     9.5 Certificates. The Company shall file with the Nevada Secretary of State Articles of Dissolution upon the dissolution of the Company and a Certificate of Cancellation upon the completion of the winding up of the Company's affairs.

                                   ARTICLE X
                         INDEMNIFICATION AND INSURANCE

     10.1 Indemnification of Agents. The Company shall indemnify the Manager and each Member and may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a Manager, Member, officer, employee or other agent of the Company or that, being or having been such a Manager, Member, officer, employee or agent, he or she is or was serving at the request of the Company as a manager, director, officer, employee or another agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereinafter as an "agent"), to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit.

     10.2 Insurance. The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was an agent of the Company against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as an agent, whether or not the Company would have the power to indemnify such person against such liability under the provisions of Section 10.1 or under applicable law.

                                  ARTICLE XI
                                 MISCELLANEOUS

     11.1 Counsel to the Company. Counsel to the Company ("Company Counsel") may also be counsel to any Member or any Affiliate of a Member. The Members may execute on behalf of the Company and the Members any consent to the representation of the Company that Company Counsel may request pursuant to the California and Nevada Rules of Professional Conduct or similar rules in any other jurisdiction ("Rules"). Each Member acknowledges that Company Counsel shall not represent any Member in the absence of a clear and explicit agreement to such effect between the Member and Company Counsel, and that in the absence of any such written agreement Company Counsel shall owe no duties directly to a Member. Notwithstanding any adversity that may develop, in the event any dispute or controversy arises between the Members and the Company, then each Member agrees that Company Counsel may represent either the Company or such Member in any such dispute or controversy to the extent permitted by the Rules, and each Member hereby consents to such representation; provided that if the Company Counsel represents a Member in such dispute, such Member shall take all steps necessary or appropriate to allow the Company to select and retain its own independent counsel for such dispute, which counsel such Member shall not participate in selecting or retaining for the Company.

     11.2 Complete Agreement. This Agreement and the Articles constitute the complete and exclusive statement of agreement among the Members with respect to the subject matter herein and therein and replace and supersede all prior written and oral agreements among the Members with respect to the subject matter of this Agreement and the Articles. To the extent that any provision of the Articles conflict with any provision of this Agreement, the Articles shall control.

     11.3 Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement shall will be binding upon and inure to the benefit of the Members and their respective successors and assigns.

     11.4 Interpretation. All pronouns shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the interpretation of any provision of this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated. In the event any claim is made by any Member relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Member or his or her counsel.

     11.5 Jurisdiction. Each Member hereby consents to the exclusive jurisdiction of the state and federal courts sitting in Florida in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each Member further agrees that personal jurisdiction over him or her may be effected by service of process by registered or certified mail addresses as provided in Section 11.8 of this Agreement, and that when so made shall be as if served upon him or her personally within Florida.

     11.6 Arbitration. Except as otherwise provided in this Agreement, any controversy between the parties arising out of this Agreement shall be submitted to the American Arbitration Association for arbitration in Florida. The costs of the arbitration, including any American Arbitration Association administration fee, the arbitrator's fee, and costs for the use of facilities during the hearings, shall be borne equally by the parties to the arbitration. Attorneys' fees may be awarded to the prevailing or most prevailing party at the discretion of the arbitrator. The discovery rules of Florida shall apply to the arbitration. The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy which is either prohibited by the terms of this Agreement or not available in a court of law sitting in Florida and applying Florida substantive law.

     11.7 Severability. If any provision of the Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby.

     11.8 Notices. Any notice to be given or to be served upon the Company or any party hereto in connection with this Agreement must be in writing (which may include facsimile) and shall be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices shall be given to a Member at the address specified in Exhibit A hereto. Any party may, at any time by giving five (5) days prior written notice to the other Members, designate any other address in substitution of the foregoing address to which such notice shall be given.

     11.9 Amendments. This Agreement may be amended only by a written instrument signed by all of the Members.

     11.10 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     11.11 Attorneys' Fees. In the event that any dispute between the Company and the Members or among the Members should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other party or parties all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys' fees and expenses, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorneys' fees and costs incurred in enforcing such judgment and an award of prejudgment interest from the date of the act or omission giving rise to the claim at the maximum rate allowed by law. For the purposes of this Section: (a) attorneys' fees shall include, without limitation, fees incurred in the following: (1) postjudgment motions; (2) contempt proceedings; (3) garnishment, levy, and debtor and third party examinations; (4) discovery; and (5) bankruptcy litigation; and (b) prevailing party shall mean the party who is determined in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

     11.12 Remedies Cumulative. The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

     IN WITNESS WHEREOF, all of the Members of Med Enclosures, LLC, A Nevada Limited Liability Company, have executed this Agreement, effective as of the date written above.


                                  CPC OF AMERICA, INC.,
                                  a Nevada corporation

                                  By:  /s/ Rod A. Shipman
                                     -------------------------------------------
                                       Rod A. Shipman, President


                                  GENE MYERS ENTERPRISES, INC.,
                                  a Florida Corporation

                                  By:  /s/ Gene Meyers
                                     -------------------------------------------
                                       Gene Myers, M.D., President

                                   EXHIBIT A

                  CAPITAL CONTRIBUTION AND ADDRESS OF MEMBERS
                                     AS OF
                               NOVEMBER 5, 1999



                                                                         Member's Capital             Membership
   Member's Name                     Member's Address                      Contribution                Interest
--------------------           -----------------------------         ------------------------        ------------
CPC of America, Inc.           1133 Fourth Street, Suite 200         $250,000                            73.3%
                               Sarasota, Florida  34236

Gene Myers                     2540 S. Tamiami Trail                 All rights to the "Myers            26.7%
Enterprises, Inc.              Sarasota, Florida  34239              Solution" products and
                                                                     procedures for arterial
                                                                     closures, including U.S.
                                                                     Patent Nos. 5,486,195,
                                                                     5,941,897 and 5,725,551.
